Exhibit 10

AMICI VENTURES, INC.
511 West 25th Street, Suite 503  •  New York, NY 10001
Tel: (212) 414-9600  •  Fax: (212) 924-9183

December 22, 2004

Sibling Entertainment, Inc.
511 West 25th Street, 503
New York, NY 10001

Attention: Victoria Maxwell, Vice President

Re:	Proposal to Acquire All of the Issued and Outstanding Equity Securities of Sibling Entertainment, Inc. (“Sibling”)

Dear Victoria:

        This letter of intent (the “Letter of Intent”) is intended to summarize the principal terms of a proposal being considered by Amici Ventures, Inc. (“AMICI”) regarding its possible acquisition of all of the outstanding capital stock of Sibling either through the merger of Sibling with and into a wholly-owned subsidiary of AMICI or through a direct share exchange agreement among AMICI and the shareholders of Sibling (collectively, the “Sibling Shareholders”), all as more fully outlined in this Letter of Intent. In this letter (i) AMICI and Sibling are sometimes called the “Parties,” (ii) Sibling and its subsidiaries are sometimes called the “Target Companies,” and (iii) AMICI’s possible acquisition of the stock of Sibling is sometimes called the “Possible Acquisition.”

PART ONE

        The Parties wish to commence negotiating a definitive written acquisition agreement providing for the Possible Acquisition (a “Definitive Agreement”). The execution of any such Definitive Agreement would be subject to the satisfactory completion of all required steps of due diligence by the Parties, and would also be subject to approval by the Board of Directors of Sibling and AMICI as well as the Sibling Shareholders. It is proposed that the Parties enter good faith negotiations towards a Definitive Agreement subject to the general terms and conditions stated below:

        1.  BASIC TRANSACTION

        The Sibling Shareholders, through the structure agreed to in the Definitive Agreement, shall sell all of the outstanding capital stock of Sibling to AMICI in exchange for one (1) share of AMICI’s common stock for every three (3) shares of Sibling’s common stock (the “Purchase Price). The closing of this transaction (the “Closing”) will occur as soon after the execution of the Definitive Agreement and the satisfaction of the terms and conditions specified therein, but in no event later than September 30, 2005. The date of the Closing shall be referred to herein as the “Closing Date.” Sibling acknowledges that Amici is in the process of offering up to approximately 6,000,000 shares of its common stock and debentures convertible and into and warrants exercisable for up to an additional approximately 1,900,000 shares of its common stock and that such offerings are contemplated to be completed prior to the Closing.

        2. OTHER TERMS

        The Parties shall make comprehensive representations and warranties to each other, and would provide comprehensive covenants, indemnities and other protections for the benefit of one another.

        (a) The consummation of the contemplated transactions by the Parties shall be subject to the satisfaction of various conditions, including:

(i) the delivery of the audited financial statements of Sibling for the fiscal years ended June 30, 2004 and 2005;

(ii) AMICI shall enter into an agreement regarding the preparation and filing ofa registration statement registering all of the shares of AMICI received by the Sibling Shareholders;

(iii) the legally sufficient approval of the Possible Acquisition by the shareholders and Board of Directors of AMICI and Sibling will be obtained;

(iv) there shall be no material adverse changes in either AMICI’s or Sibling’s financial condition, business or prospects;

(v) the execution of a definitive agreement by March 31, 2004;

(vi) Sibling shall have no more than 20,000,000 shares issued and outstanding on the Closing Date; and

(vii) AMICI shall be current in its reporting obligation under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

        (b) Any contractual or other agreements with vendors, customers or other parties that may have a material change on AMICI’s or Siblings’ business because of the change of control resulting from the Possible Acquisition must be disclosed and approved by the other Party.

        (c) AMICI and Sibling employees may be offered positions and salaries appropriate to their experience, as may be agreed to by the mutual agreement of the Sibling and AMICI.

        (d) The Possible Acquisition will be subject to due diligence review of all patents, trademarks, documentation and other related intellectual property to ensure AMICI and Sibling ownership thereof and that there are no known infringements outstanding. All intellectual property rights will be assigned to AMICI.

PART TWO

        It is understood that this Letter of Intent merely constitutes a statement of the Parties’ mutual intentions with respect to the Possible Acquisition and does not contain all matters upon which agreement must be reached in order for the transaction to be consummated and, therefore, does not constitute a binding commitment with respect to the Possible Acquisition. A binding commitment to the Possible Acquisition will result only from the execution and delivery, if any, of the Definitive Agreement, subject to the conditions expressed therein. This Letter of Intent may be terminated by the mutual written consent of the parties hereto, at any time, without further obligation or liability except as set forth below. Notwithstanding the foregoing, the following paragraphs (the “Binding Provisions”) shall be legally binding, are the enforceable agreements of the Parties and shall survive termination of this Letter of Intent:

        1.  ACCESS

        During the period from the date this Letter of Intent is signed by Sibling (the “Signing Date”) until the date which is the earlier to occur of the date on which either Party provides the other Party with written notice that negotiations toward a Definitive Agreement are terminated or if the Definitive Agreement is not executed by March 31, 2005 (the “Termination Date”), the Parties shall afford one another full and free access to each Party’s personnel, properties, contracts, books and records, and all other documents and data.

        2. EXCLUSIVE DEALING

        (a) Until the later of (i) [90] days after the Signing Date or (ii) the Termination Date:

        (i) Sibling shall not and will cause the Target Companies not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the Shares or the Target Companies, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and

        (ii) Sibling shall immediately notify AMICI regarding any contact between the Sibling, any Target Company or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

        (b) Except as expressly disclosed herein, neither AMICI nor Sibling shall effect any equity and/or debt offerings without the express written consent of the other party hereto.

        3.  CONDUCT OF BUSINESS

        During the period from the Signing Date until the Termination Date, AMICI and the Target Companies shall operate their business in the ordinary course and refrain from any extraordinary transactions without the prior written consent of the other. Anything herein to the contrary notwithstanding each of AMICI and Sibling shall be entitled, upon notice to the other, to engage in such financing activity as each may deem necessary for the continuation of its business activities.

        4.  CONFIDENTIALITY

        Except as and to the extent required by law (as advised by counsel), the Parties shall not disclose or use, and shall direct its representatives not to disclose or use to the detriment of another Party, any Confidential Information (as defined below) with respect to the other Party at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter. For purposes of this Paragraph, “Confidential Information” means any information about a disclosing party stamped “confidential” or identified in writing as such to the receiving party by the disclosing party promptly following its disclosure, unless (i) such information is already known to the receiving party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the receiving party or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Possible Acquisition, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of the disclosing party, the receiving party shall promptly return to the disclosing party or destroy any Confidential Information in its possession and certify in writing to the disclosing party that it has done so.

        5.  DISCLOSURE

        Except as and to the extent required by law or in connection with any proposed financing by any party hereto or the Target Companies, without the prior written consent of the other Party, none of the Parties shall, and each shall direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this Letter of Intent.

        6.  COSTS

        AMICI, Sibling and each Sibling Shareholder shall be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Possible Acquisition.

        7. CONSENTS

        During the period from the Signing Date until the Termination Date, AMICI and Sibling shall cooperate with each other and proceed, as promptly as is reasonably practical, to negotiate, prepare and execute the Definite Agreement and to file all reports required under the 1934 Act.

        8. ENTIRE AGREEMENT

        The Binding Provisions constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties.

        9.  GOVERNING LAW

        The Binding Provisions will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles.

        10. JURISDICTION: SERVICE OF PROCESS

        Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Letter of Intent may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

        11. TERMINATION

        Upon termination of the Letter of Intent, the Parties shall have no further obligations hereunder, except as stated in Paragraphs 2, 3, 4, 5, 6, 8, 9, 10, 11, 12 and 13 of this Part Two, which shall survive any such termination.

        12. COUNTERPARTS

        This Letter may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Letter of Intent and all of which, when taken together, will be deemed to constitute one and the same agreement.

        13.  NO LIABILITY

        The paragraphs and provisions of Part One of this Letter of Intent do not constitute and will not give rise to any legally binding obligation on the part of any of the Parties or any of the Target Companies. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Possible Acquisition, or relating to the negotiation of the terms of the Possible Acquisition or any Definitive Agreement, shall give rise to or serve as a basis for any obligation or other liability on the part of the Parties or any of the Target Companies.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,

Amici Ventures, Inc.

By: /s/ Jay S. Cardwell

Name: Jay S. Cardwell
Title: Chief Financial Officer

Accepted and Agreed to as of this 22nd day
of December, 2004.

Sibling Entertainment, Inc.

By: /s/ Victoria Maxwell

Name: Victoria Maxwell
Title: President